Exhibit 15

To the Board of Directors and Shareholders of Avista Corporation

1411 East Mission Ave

Spokane, Washington 99202

We are aware that our report dated May 3, 2022, on our review of financial information of Avista Corporation appearing in Avista Corporation’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2022, is incorporated by reference in this Registration Statement.

/s/ Deloitte & Touche LLP

Portland, Oregon

May 9, 2022